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                                                                      EXHIBIT 28



                             UNIPROP INCOME FUND II
                            2002 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                           3/03           3/02             %
PROPERTY                APPRAISALS    APPRAISALS       VARIANCE

Ardmor Village            $9,550         $9,100          4.95%
Camelot Manor              6,750          7,200         (6.25%)
Country Roads              4,050          3,700          9.46%
Dutch Hills                6,750          6,550          3.05%
El Adobe                  10,750         11,250         (4.44%)
Paradise Village           6,900          7,300         (5.48%)
Stonegate Manor            6,500          7,100         (8.45%)
Sunshine Village          12,550         11,800          6.36%
West Valley               16,450         16,800         (2.08%)
                          ------         ------         -----

Grand Total:             $80,250        $80,800         (0.68%)


                     2003 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2003 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

o    Sale of the Properties in March 2003 for their appraised value.

o    Costs and selling expenses are 3.0% of the sale price.

o    Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $15.00 calculated as follows:


                  Aggregate appraised value:          $80,250,000

                  Less:    Selling Expenses (3.0%)       2,407,500
                           Mortgage Debt:               28,273,124
                                                        ----------

                  Net Sales Proceeds:                  $49,569,376
                                                       -----------

                  Number of Units:                       3,303,387
                  Net Sales Proceeds per unit:              $15.00